Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RREEF Property Trust, Inc:

We consent to the use of the following reports, all included herein, and to the references to our firm under the heading “Experts” included herein.

•	our report dated March 28, 2013, with respect to the consolidated balance sheet of RREEF Property Trust, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of stockholder’s equity and cash flows for the period February 7, 2012 (inception) through December 31, 2012.

•	our report dated August 16, 2013 related to the historical summary of gross income and direct operating expense of 9022 Heritage Parkway for the year ended December 31, 2012.

•	our report dated March 4, 2014 related to the historical summary of gross income and direct operating expenses of Wallingford Plaza for the year ended December 31, 2012.

Our reports related to the above historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expense.

/s/ KPMG LLP

KPMG LLP

Dallas, Texas

March 11, 2014